Exhibit (C)(7)

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Presentation to the Special Committee to the Board of Directors April 4, 2023 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b - 2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Draft – Confidential

These materials have been prepared by Evercore Group L.L.C. ("Evercore") for the Special Committee of Arco Platform Limited (the "Company") to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company.

These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Evercore / Seneca Evercore

Project Achieve

Preliminary Draft – Confidential Project Achieve Process Update General Atlantic and Dragoneer executed NDAs on March 29th and subsequently received access to the initial data room General Atlantic and Dragoneer each have four users in the data room Both parties have downloaded / viewed all available documents Both General Atlantic and Dragoneer have requested calls with management: General Atlantic would like to discuss the financial projections in more detail Dragoneer separately requested a call with management to review earnings consistent with past practice At the direction of the Special Committee, Evercore reached out to six additional parties to gauge interest: NDA in process with [***] [***] is discussing internally Two parties have declined [***] [***] initial call scheduled for 4/5 [***] have not responded yet to initial outreach Next steps for consideration: Schedule call with management and General Atlantic / Dragoneer to discuss Q4 results and projections Communicate process timeline to General Atlantic / Dragoneer Firm up process guidance for other counterparties in parallel with NDA negotiation 1

Preliminary Draft – Confidential

Earnings Update – Trading Analysis and Analyst Commentary

Trading Update

- On 3/31 (post-earnings), Arco shares declined 11.5% on elevated volume, while peers increased 2.4% and the S&P 600 increased 1.9%
  - Trading was volatile as shares reached an intraday high of $13.46 (+8.7%) before retreating shortly after
  - Shares fell below their 100-day moving average, which created incremental technical selling
- Total equity and block volumes were elevated on 3/30 leading into the earnings announcement and 3/31, suggesting some institutional movement
  - 290k shares traded on 3/31, vs. prior 20-day average of 47k shares
  - 117k shares traded through blocks, vs. prior 20-day average of 5k shares

Arco Stock Price Over Time



$14.00
$13.00
$12.00
$11.00
$10.00
(3/30/23):
Arco announces earnings after-hours
$10.96
3/15/23
3/18/23
3/21/23
3/24/23
3/27/23
3/31/23

Analyst Commentary

*"**We see Arco's operation as healthy and improving**, as the company succeeds in growing and improving operations' efficiency. However, **the high debt level obfuscates earning levels, and we believe the solution may take a significant time if the company only uses OCF to deleverage**."*

CREDIT SUISSE

*"**ARCE 4Q22 adj EBITDA came in at R$353mn, 8% above UBSe and 9% vs consensus**. The beat is mainly explained by +8% higher revenues vs our estimates, but margin at 52% was in line…**We believe 4Q22 results evidence a disciplined execution, we maintain our positive view on ARCE**."*

UBS

*"Arco published a **mixed set of Q4 results tonight, featuring: (i) a top line beat on higher-than-expected ACV recognition; (ii) in-line accounting EBITDA; but (iii) an EPS miss**, driven by higher D&A, net financial expenses and taxes."*

btg pactual

*"**Concerning, but manageable debt**. ND/Adj. EBITDA is 3.1x, but should deleverage with EBITDA growth. Liquidity is also concerning as Arco would have to disburse BRL1.2bn in debt/M&A payment this year (vs. 0.6bn in cash as of 2022). However, mgmt. stated (i) BRL0.4bn is from Intl' School, still under arbitration & expected to be actually paid in '24, and (ii) they do not discard taking credit lines."*

Morgan Stanley

Source: Wall Street research, FactSet (3/31/23)
Note: Peers include Vasta, Cogna, Laureate, Afya, YDUQS, Ser Educacional, PowerSchool, Instructure, Duolingo, Chegg, Coursera, 2U, Kahoot, Pearson, John Wiley & Sons, and Scholastic

Evercore / Seneca Evercore
2
Project Achieve

Preliminary Draft – Confidential Project Achieve Earnings Update – Shareholder Feedback In general, feedback on operating results was favorable and concerns were limited to updates on issues of focus in the past Revenue and EBITDA results were ahead of expectations Earnings below expectations, but due to elevated net financing costs Leverage levels and debt capital markets conditions a concern given rising rates and upcoming issuance Other questions focused on clarifying timing of Isaac cash flow breakeven, working capital and supplemental mix Investors and research analysts raised a number of concerns with regard to the special committee process Long process duration Lack of meaningful process update on earnings call Potential adverse impact on company operations and personnel due to transaction uncertainty Diminished liquidity due to process overhang Event driven investor volatility, including price decline on Friday despite solid earnings NDA only recently executed per 13D filing 3 Questions and concerns around the ongoing going - private process were a focus area for all investors despite generally being pleased with operating results Source: Arco management

Preliminary Draft – Confidential Project Achieve ■ April 3 – 7 - Continue reviewing VDR - EVR/Seneca to ask for follow - up questions ahead of call with management - Continue outreach / negotiate NDAs - Provide VDR access once NDA is executed ■ April 10 – 14 - Call with management to discuss projections / forecast model and Q4’22 earnings (early in the week) - Value check - in on 4/14 - Finalize NDAs - Provide VDR access upon execution of respective NDA ■ April 17 – 28 - Ongoing negotiations and diligence with GA / Dragoneer as appropriate - Call(s) with management (1 st half of the week of the 17 th ) - Facilitate additional due diligence as needed - Value check - in on 4/28 Illustrative Process Timeline General Atlantic / Dragoneer Timeline Other Potential Counterparties Timeline Apr. 14 : GA / Dragoneer value check - in Apr. 28 : Value check - in with other parties 4 APRIL S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30